Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Company Contacts:
Otis Buchanan	Matt Glover or Michael Koehler
Media Relations	Investor Relations
Liquidmetal Technologies, Inc.	Liolios Group, Inc.
949-635-2120	949-574-3860
otis.buchanan@liquidmetal.com	LQMT@liolios.com

Liquidmetal Technologies Appoints Bob Howard-Anderson to its Board of Directors

RANCHO SANTA MARGARITA, Calif. - February 4, 2013 - Liquidmetal® Technologies, Inc. (LTI) (OTCQB: LQMT), the leading developer of amorphous alloys and composites, appointed Bob Howard-Anderson to its board of directors effective January 31, 2013.

“Bob brings to Liquidmetal Technologies more than 30 years of technical and executive management experience with large scale research and product development programs,” said Abdi Mahamedi, chairman of Liquidmetal Technologies. “We look to benefit from his advice and guidance as we continue the commercialization of our unique Liquidmetal amorphous alloy.”

Bob Howard-Anderson served as president and CEO of Occam Networks, a leading provider of broadband access solutions, from May 2002 until it was acquired by Calix Inc. in February 2011. He was previously vice president of product operations at Procket Networks from 2000 to 2002, where he was responsible for R&D, product management and manufacturing operations. He also served as a vice president of engineering at Sun Microsystems, responsible for developing and introducing a broad portfolio of products. He earned his Bachelor of Science degree in electrical engineering with a physics concentration from Tufts University.

About Liquidmetal Technologies
Liquidmetal Technologies, Inc. is the leading developer of bulk alloys and composites that utilize the performance advantages offered by amorphous alloy technology. Amorphous alloys are unique materials that are distinguished by their ability to retain a random structure when they solidify, in contrast to the crystalline atomic structure that forms in ordinary metals and alloys. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. For more information, go to www.liquidmetal.com.